4410 ROSEWOOD DRIVE
OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between SFI PLEASANTON, LLC, a Delaware limited liability company ("Landlord"), and ZELTIQ AESTHETICS, INC., a Delaware corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE		DESCRIPTION
1. Date:		May 10, 2016
2. Premises (Article 1):
2.1 Building:		4410 Rosewood Drive Pleasanton, California 94588
2.2 Premises:
Phase I Premises: Approximately 71,670 rentable square feet of space ("RSF") comprising the entire first (1st) floor (containing 32,533 RSF) and second (2nd) floor (containing 39,137 RSF) of the Building.
Phase II Premises: Approximately 38,121 RSF comprising the entire third (3rd) floor of the Building.
The Phase I Premises and Phase II Premises are referred to herein collectively as the "Premises", and contain 109,791 RSF in the aggregate, and are further set forth in Exhibit A to this Office Lease.

3. Lease Term (Article 2):
3.1 Length of Term:		Approximately Eleven (11) years, beginning on the Phase I Premises Commencement Date.
3.2 Lease Commencement Date:
Phase I Premises Commencement Date: The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase I Premises, and (ii) September 1, 2016.
Phase II Premises Commencement Date: The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Phase II Premises, and (ii) August 1, 2018. (Note that the Phase II Premises Commencement Date is subject to acceleration as provided in Section 3.4 of this Lease).

3.3 Lease Expiration Date:
If the Phase I Premises Commencement Date shall be the first day of a calendar month, then the day immediately preceding the eleventh (11th) anniversary of the Phase I Premises Commencement Date; or, if the Phase I Premises Commencement Date shall be other than the first day of a calendar month, then the last day of the month in which the eleventh (11th) anniversary of the Phase I Premises Commencement Date occurs.

4. Base Rent (Article 3):
Date	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Base Rent per RSF
Phase I Premises Commencement Date – July 31, 2017*	$2,451,114.00	$204,259.50	$2.850
August 1, 2017 – July 31, 2018	$2,524,647.42	$210,387.29	$2.936
August 1, 2018 – July 31, 2019**	$3,983,522.70	$331,960.22	$3.024
August 1, 2019 – July 31, 2020	$4,103,028.38	$341,919.03	$3.114
August 1, 2020 – July 31, 2021	$4,226,119.23	$352,176.60	$3.208
August 1, 2021 – July 31, 2022	$4,352,902.81	$362,741.90	$3.304
August 1, 2022 – July 31, 2023	$4,483,489.89	$373,624.16	$3.403
August 1, 2023 – July 31, 2024	$4,617,994.59	$384,832.88	$3.505
August 1, 2024 – July 31, 2025	$4,756,534.43	$396,377.87	$3.610
August 1, 2025 – July 31, 2026	$4,899,230.46	$408,269.20	$3.719
August 1, 2026 – July 31, 2027	$5,046,207.37	$420,517.28	$3.830
*Note: The Base Rent payable for the first Lease Year is subject to abatement or partial abatement as provided in Section 3.2 of the Office Lease.
**Note: Prior to August 1, 2018, the Base Rent chart set forth above is calculated based on the 71,760 RSF of the Phase I Premises only. From and after August 1, 2018, the Base Rent chart set forth above is calculated based on the 109,791 RSF of the entire Premises.

5. Base Year (Article 4):		Calendar year 2017.
6. Tenant's Share (Article 4):		Prior to the Phase II Premises Commencement Date: 48.79%. After the Phase II Premises Commencement Date: 74.74%.
7. Permitted Use (Article 5):
General office and sales, research and development and training uses consistent with the operations of a medical device company, and including clinical research uses, all consistent with a first class office building.

8. Security Deposit (Article 21):		$420,517.30.
9. Parking (Article 28):
Tenant shall have the right to use 3.9 parking (on an unreserved basis) for every 1,000 RSF of the Premises, of which, subject to the terms of Article 28 of the Lease. Twenty (20) parking spaces at the Building entry area shall be reserved for use by Tenant, at a location to be reasonably determined by Landlord in reasonable proximity to the Building entrance.

10. Address of Tenant (Section 29.18):

Zeltiq Aesthetics, Inc.
4698 Willow Road, Suite 100
Pleasanton, CA 95488
Attention: Sergio Garcia
(Prior to Lease Commencement Date)
and
Zeltiq Aesthetics, Inc.
4410 Rosewood Drive, First Floor
Pleasanton, California 94588
Attention: Sergio Garcia
(After Lease Commencement Date)

11. Address of Landlord (Section 29.18):		See Section 29.18 of the Lease.
12. Broker(s) (Section 29.24):		Jones Lang LaSalle 1331 N. California Boulevard Walnut Creek, California 94596 and T3 Advisors 137 Forest Avenue Palo Alto, California 94301
13. Tenant Improvement Allowance (Exhibit B):		$50.00 per RSF of the Premises (i.e., $5,489,550.00 for the 109,791 RSF of the Premises).

SECTION 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1
    Premises, Building, Project and Common Areas.
1.1.1
    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary (which shall not be subject to re-measurement or modification except in connection with a change in the physical size of the Premises). The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the "Tenant Work Letter"), Tenant shall accept the Premises in their existing, "as is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter. The taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair, except that, notwithstanding anything to the contrary contained in this Lease or the Work Letter, Landlord shall deliver the Premises to Tenant with the roof in water tight condition and with all Building systems, including without limitation, HVAC, mechanical, electrical, life safety and plumbing systems, in good operating condition and repair, and any repairs to such components of the Building which are reasonably required during the first ninety (90) days of the Term shall be at Landlord's sole cost and expense.
1.1.2
    The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is part of an office project known as "Rosewood Commons." The term "Project," as used in this Lease, shall mean (i) the Building, the buildings located at 4400 Rosewood Drive, 4420 Rosewood Drive, 4430 Rosewood Drive, 4432 Rosewood Drive 4450 Rosewood Drive, and 4460 Rosewood Drive to the extent designated by Landlord from time to time (collectively, and as applicable, the "Adjacent Building"), and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the Adjacent Building and the Common Areas are located, and (iii) at Landlord's discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.
1.1.3
    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas." The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project designated as such by Landlord, which Project Common Areas may include, from time to time, in Landlord's sole discretion, a conference center, cafeteria, fitness center and other amenities. The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time; provided that Landlord shall maintain the Common Areas in a manner commensurate with the Class A campus office project standard being applied as of the date of this Lease. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of and access to the Premises, parking areas and Common Areas.
1.1.4
    Project Auditorium Use. During the Lease Term Tenant shall have the right to use the conference center and auditorium for use by tenants of the Project (the "Auditorium") free of charge (but subject to reimbursement by Tenant for costs of cleaning, security and administration) on up to one (1) occasion per calendar quarter, subject to availability and reasonable prior scheduling by Tenant.
1.2
    Right of First Refusal to Lease. Landlord hereby grants the originally named Tenant herein, and any Permitted Transferee Assignee (the "Original Tenant") during the Term ongoing rights of first refusal to lease (each a "Right of First Refusal") with respect to all of the space on the fourth (4th) floor of the Building (containing approximately 37,101 RSF) (the "First Refusal Space"). Tenant's Right of First Refusal shall be on the terms and conditions set forth in this Section 1.2. Such Right of First Refusal shall subject and subordinate to any rights (including renewal and expansion rights) to such space granted in any "Interim Lease", as defined in Section 1.2.2, below (collectively, the "Superior Rights").
1.2.1
    Procedure for Offer. Prior to Landlord entering into any new lease of the First Refusal Space to anyone other than a holder of Superior Rights, Landlord shall notify Tenant (the "First Refusal Notice"), pursuant to which First Refusal Notice Landlord shall offer to lease to Tenant such First Refusal Space on the terms of a bona fide offer received by Landlord, or on terms which Landlord is otherwise prepared to accept. The First Refusal Notice shall describe the space so offered to Tenant and shall set forth the rent and other economic terms upon which Landlord is willing to lease such space to Tenant (the "First Refusal Rent"). Prior to April 1, 2017, Landlord shall not enter into any lease of the First Refusal Space, or deliver any First Refusal Notice, without the prior consent of Tenant.
1.2.2
    Procedure for Acceptance. If Tenant wishes to exercise Tenant's rights set forth in this Section 1.2 with respect to the space described in the First Refusal Notice, then within ten (10) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver notice to Landlord (the "First Refusal Exercise Notice") of Tenant's election to lease such First Refusal Space on the terms contained in the First Refusal Notice. If Tenant does not exercise its right to lease the First Refusal Space within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires, provided that, prior to leasing such space on terms that are more than five percent (5%) more favorable to the tenant, on a net economic present value basis, than the terms set forth in the First Refusal Notice, Landlord shall first re-offer such space to Tenant on such reduced terms. Tenant's Right of First Refusal under this Section 1.2 shall be subject and subordinate to any renewal or expansion rights granted in any such lease of the First Refusal Space to a third party (an "Interim Lease"). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its Right of First Refusal, if at all, with respect to all of the First Refusal Space as offered by Landlord, and Tenant may not elect to lease only a portion thereof.
1.2.3
    Construction in First Refusal Space. Tenant shall accept the First Refusal Space in its "as is" condition, subject to any improvement allowance granted as a component of the First Refusal Rent, provided that Landlord shall deliver the First Refusal Space to Tenant with the roof in water tight condition and with all Building systems, including without limitation, HVAC, mechanical, electrical, life safety and plumbing systems, in good operating condition and repair, and any repairs to such components of the Building which are reasonably required during the first ninety (90) days following the delivery of the First Refusal Space to Tenant shall be at Landlord’s sole cost and expense. The construction of improvements in the First Refusal Space shall comply with the terms of Article 8 of this Lease.
1.2.4
    Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Refusal Space upon the terms set forth herein, Landlord and Tenant shall promptly thereafter execute an amendment to this Lease for such First Refusal Space upon the terms and conditions as set forth in the First Refusal Notice and this Section 1.2 (and any improvement allowance or rent abatement applicable to such lease of First Refusal Space shall be as provided in the First Refusal Notice or otherwise determined as a component of the First Refusal Rent, and not as provided in this Lease with respect to the initial Premises). Tenant shall commence payment of Rent, and the term of the First Refusal Space shall commence on the date that is the later of (i) the date which is ninety (90) days after the date the First Refusal Space is delivered to Tenant or (ii) the date Rent would have commenced under the term set forth in the First Refusal Notice. The term of Tenant's lease of the First Refusal Space shall be as provided in the First Refusal Notice.
1.2.5
    Termination of Right of First Refusal. The rights contained in this Section 1.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant's interest in this Lease other than a Permitted Transferee Assignee) if the Original Tenant occupies (i.e., has not subleased or vacated) except in connection with an assignment or sublease which qualifies as a Permitted Transfer) the equivalent of at least two full floors of the Premises, and is not then actively marketing any portion of the Premises for sublease. Tenant shall not have the right to lease the First Refusal Space, as provided in this Section 1.2, if, as of the date of the attempted exercise of any such rights Tenant is in default of this Lease after expiration of any applicable notice and cure period.
SECTION 2

LEASE TERM; OPTION TERMS
2.1
    Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the Phase I Premises Commencement Date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. Tenant acknowledges that the Lease Commencement Date will most likely occur prior to the date that the Premises are Ready for Occupancy.
2.2
    Option Terms.
2.2.1
    Option Right. Landlord hereby grants the Original Tenant two (2) options to extend the Lease Term each for a period of five (5) years (each, an "Option Term") with respect to the entire Premises then leased by Tenant. Such options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in monetary or material non-monetary default beyond applicable notice and grace periods under this Lease. Upon the timely exercise of each such option to extend, the then-applicable Lease Term shall be extended for a period of five (5) years, on all of the same terms and conditions except that the Base Rent shall be equal to the Option Rent, and except for such other modifications as are then agreed upon by the parties. The rights contained in this Section 2.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease other than a Permitted Transferee Assignee).
2.2.2
    Option Rent. The rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Fair Market Rent" for such space as of the commencement of the Option Term. As used herein, the "Fair Market Rent" shall be the rent (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which, as of the commencement of the Option Term, tenants are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises (or First Refusal Space, as applicable), for a term of five (5) years, which comparable space is located in the Project and in "Comparable Buildings", as defined below (collectively, the "Comparable Transactions"), in either case taking into consideration all relevant factors, including without limitation, improvements located in the Premises or in the Comparable Transactions, as applicable, whether favorable to Landlord or to Tenant. For purposes of this Lease, "Comparable Buildings" shall mean comparable first class office buildings in the Tri-Valley office market. The Base Year shall also be revised to be the calendar year in which the first day of the Option Term occurs.
2.2.3
    Exercise of Option. Notwithstanding anything to the contrary contained in this Lease, Tenant shall be permitted to submit a non-binding notice of interest (the “Interest Notice”) to Landlord not less than fifteen (15) months prior to the expiration of the then Lease Term, and following Landlord’s receipt of such Interest Notice, Landlord shall deliver to Tenant not less than thirteen (13) months prior to the expiration of the then Lease Term Landlord’s non-binding estimate of the Option Rent. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only by Tenant's delivery of written notice to Landlord not more than twelve (12) months and not less than eight (8) months prior to the expiration of the then Lease Term, stating that Tenant is irrevocably exercising its option (the "Exercise Notice"). Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than seven (7) months prior to the expiration of the then in effect Lease Term, setting forth Landlord's estimate of the Option Rent. Tenant shall have the right, within thirty (30) days after receipt of the Option Rent Notice, to notify Landlord that Tenant accepts the Option Rent as determined by Landlord. If Tenant fails to timely accept the Option Rent as determined by Landlord, then the Option Rent shall be established as provided in Section 2.2.4, below.
2.2.4
    Determination of Market Rent. In the event Tenant objects to Landlord's determination of Fair Market Rent in connection with the Option Rent or First Offer Rent, Landlord and Tenant shall attempt to agree upon the Fair Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's objection to the Landlord's Fair Market Rent determination (the "Outside Agreement Date"), then, within five (5) business days following such Outside Agreement Date, Landlord and Tenant shall each concurrently submit a final, binding determination of the Fair Market Rent to the "Neutral Arbitrator," as that term is defined in Section 2.2.4.1 of this Lease, which determinations shall be submitted to arbitration in accordance with Section 2.2.4.1 through 2.2.4.5, below.
2.2.4.1
    Landlord and Tenant shall mutually, reasonably appoint one (1) arbitrator who shall by profession be a real estate broker or appraiser who is disinterested and who shall have been active over the five (5) year period ending on the date of such appointment in the valuation or appraisal of office leases in Comparable Buildings (the "Neutral Arbitrator"). The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord's Fair Market Rent calculation or Tenant's Fair Market Rent calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.2.4, above, is the closest to the actual Fair Market Rent defined in Section 2.2.2, above, as determined by such Neutral Arbitrator. Such Neutral Arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Neither the Landlord or Tenant may, directly or indirectly, consult with the Neutral Arbitrator prior to or subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
2.2.4.2
    The Neutral Arbitrator shall, within thirty (30) days of his/her appointment, reach a decision as to Fair Market Rent and determine whether the Landlord's Fair Market Rent calculation or Tenant's Fair Market Rent calculation, each as submitted to the Neutral Arbitrator pursuant to Section 2.2.4, above, is closest to the Option Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling ("Award"). Following notification of the Award, the Landlord's Fair Market Rent calculation or Tenant's Fair Market Rent calculation, whichever is selected by the Neutral Arbitrator as being closest to Fair Market Rent, shall become the then applicable Option Rent or First Offer Rent, as applicable.
2.2.4.3
    The Award issued by such Neutral Arbitrator shall be binding upon Landlord and Tenant.
2.2.4.4
    If Landlord and Tenant fail to appoint the Neutral Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of Alameda County to appoint such Neutral Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Neutral Arbitrator.
2.2.4.5
    The cost of the Neutral Arbitrator shall be paid by Landlord and Tenant equally.
SECTION 3

BASE RENT; ABATED RENT
3.1
    Base Rent. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid at the time of Tenant's execution of this Lease. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.
3.2
    Abated Base Rent. Provided that Tenant is not then in default of the Lease, after expiration of any applicable notice and cure periods, then (i) during the six (6) month period commencing on the Phase I Premises Commencement Date and ending on date that is six (6) months thereafter (the “Initial Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Phase I Premises during such Rent Abatement Period, and (ii) during the six (6) month period from the end of the Initial Rent Abatement Period and ending on the day that is twelve (12) months after the Lease Commencement Date (the "Second Rent Abatement Period"), Tenant shall be obligated to pay Base Rent with respect to the Phase I Premises as if the Phase I Premises contained only 32,534 RSF (i.e., the Base Rent payable during the Second Rent Abatement Period shall be equal to $92,721 per month) (the abated rent for the Initial Rent Abatement Period and Second Rent Abatement Period, collectively, the “Rent Abatement”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in default under the Lease, after expiration of any applicable notice and cure period, or if the Lease is terminated as a result of an Event of Default by Tenant, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under this Lease, that the dollar amount of the unapplied portion of the Rent Abatement as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to pay Base Rent for the Phase I Premises in full.
3.3
    Additional Initial Rent Abatement. Tenant shall receive one (1) day of abated Base Rent for the entire Phase I Premises (the "Additional Initial Rent Abatement") for each day after November 15, 2016 (the "Outside Delivery Date") that the Phase I Premises are not "Ready for Occupancy", as defined in Section 5.1 of the Tenant Work Letter, which Additional Initial Rent Abatement shall be applied following the expiration of the Second Rent Abatement Period. The Outside Delivery Date shall be extended by one (1) day for each day of delay in the Initial Premises being Ready for Occupancy caused by "Tenant Delay" (as defined in Section 5.2 of the Tenant Work Letter) or "Force Majeure" (as defined in Section 29.16 of this Lease).
3.4
    Early Buy-Out of Rent Abatement. Landlord shall have the right, at any time prior to the expiration of the Second Rent Abatement Period, to pay to Tenant an amount (the "Rent Abatement Buyout"), not to exceed the amount of Rent Abatement that would be otherwise credited to Tenant over an six (6) month period commencing on the later of (i) February 1, 2017, and (ii) on the date of such election by Landlord. If Landlord pays any Rent Abatement Buyout to Tenant, then the Rent Abatement available to Tenant shall be reduced by the amount of the Rent Abatement Buyout, and the Base Rent payable by Tenant under the Lease shall be appropriately increased.
SECTION 4

ADDITIONAL RENT
4.1
    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the "Base Year," as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any "Expense Year," as that term is defined in Section 4.2.6 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
4.2
    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1
    "Base Year" shall mean the period set forth in Section 5 of the Summary.
4.2.2
    "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.3
    "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.4
    "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation servicing the Building (whether on or offsite), repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over such period of time as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses, or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation; provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost as reasonably determined by Landlord) over the useful life of such capital item as Landlord shall reasonably determine in accordance with sound real estate management and accounting principles; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)
    costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(b)
    except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;
(c)
    costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;
(d)
    any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)
    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;
(f)
    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;
(g)
    amount paid as ground rental for the Project by the Landlord;
(h)
    except for a Project management fee not to exceed four percent (4%) (the "Management Fee Cap") of Landlord's gross rental revenues (adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying rent, including base rent, pass-throughs, and parking fees from the Project for any calendar year or portion thereof), overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i)
    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;
(j)
    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project ;
(k)
    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(l)
    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(m)
    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(n)
    costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
(o)
    costs incurred to comply with laws relating to the investigation, removal or remediation of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to investigate, remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto.
(p)
    costs incurred to correct a violation of Applicable Laws which violation was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of such violation would have then required its correction;
(q)
    the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation, to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;
(r)
    costs which are covered by a warranty to the extent of reimbursement for such coverage;
(s)
    interest, fines or penalties for late payment or violations of Applicable Laws by Landlord, except to the extent incurring such expense is either (1) a reasonable business expense under the circumstances, or (2) caused by a corresponding late payment or violation of an applicable law by Tenant, in which event Tenant shall be responsible for the full amount of such expense;
(t)
    costs for the original construction and development of the Project and nonrecurring costs for the repair or replacement of any structural portion of the Project made necessary as a result of defects in the original design, workmanship or materials;
(u)
    costs incurred in connection with negotiations or disputes with any other occupant of the Project and costs arising from the violation by Landlord or any other occupant of the Project of the terms and conditions of any lease or similar agreement; and
(v)
    expense reserves to the extent not consistent with those maintained in the Base Year. ”
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not one hundred percent (100%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Operating Expenses for the Base Year shall not include market-wide cost increases due to extraordinary circumstances, including, but not limited to, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, or amortized costs relating to capital improvements. In no event shall the components of Direct Expenses for any Expense Year related to Project insurance, security or utility costs be less than the components of Direct Expenses related to Project insurance, security or utility costs, respectively, in the Base Year.
4.2.5
    Taxes.
4.2.5.1
    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, real estate excise taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.
4.2.5.2
    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, Tax Expenses shall also include any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.
4.2.5.3
    Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are incurred. Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year. Notwithstanding anything to the contrary set forth in this Lease, (a) only Landlord may institute proceedings to reduce Tax Expenses and the filing of any such proceeding by Tenant without Landlord's consent shall constitute an event of default by Tenant under this Lease, and (b) Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.
4.2.5.4
    Intentionally omitted.
4.2.6
    "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.
4.3
    Allocations.
4.3.1
    Method of Allocation. The parties acknowledge that, notwithstanding any contrary provision contained in the Lease, the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the tenants of the Building and the tenants of the Adjacent Building. Accordingly, Direct Expenses are determined annually for the Property as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of the Adjacent Building) and such portion shall be the Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
4.3.2
    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
4.4
    Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the "Excess").
4.4.1
    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall deliver to Tenant following the end of each Expense Year (and shall use commercially reasonable efforts to deliver to Tenant within one hundred twenty (120) days following the end of each Expense Year), a statement (the "Statement") which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Excess," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates (provided that, other than Tax Expenses and costs incurred for utilities, Tenant shall not be responsible for Tenant's Share of any Operating Expenses which are first billed to Tenant more than two (2) calendar years after the expiration of the Lease Term and vacation of the Premises by Tenant), if an Excess is present, Tenant shall immediately pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.
4.4.2
    Statement of Estimated Direct Expenses. In addition, Landlord shall deliver to Tenant following the end of each Expense Year (and shall use commercially reasonable efforts to deliver to Tenant within one hundred twenty (120) days following the end of each Expense Year), a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.5
    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1
    Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2
    If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.
4.5.3
    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the parking facility servicing the Project; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6
    Landlord's Books and Records. Upon Tenant's written request given not more than ninety (90) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within sixty (60) days after Tenant's written request therefor. Within one hundred eighty (180) days after receipt of a Statement by Tenant (the "Audit Period"), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) shall not already be providing primary accounting and/or lease administration services to Tenant and shall not have provided primary accounting and/or lease administration services to Tenant in the past three (3) years, (C) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the accounting firm in the performance of the audit], and (D) shall not currently or in the future be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of Direct Expenses) designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular auditor has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's auditors shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant's failure to dispute and/or audit the amount of Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
SECTION 5

USE OF PREMISES
5.1
    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
5.2
    Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.
SECTION 6

SERVICES AND UTILITIES
6.1
    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.3
    Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 6:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 a.m. to 12:00 noon on Saturday (or such other four (4) consecutive hours a day on Saturdays as reasonably specified by Tenant on a monthly basis) (collectively, the "Building Hours"), except for the date of observation of New Year's Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays which are observed by other buildings comparable to and in the vicinity of the Building (collectively, the "Holidays").
6.1.4
    Landlord shall provide adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and incidental use equipment, provided that (i) the connected electrical load of the incidental use equipment does not exceed an average of three (3) watts per rentable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for incidental use equipment will be at a nominal one hundred twenty (120) volts and no electrical circuit for the supply of such incidental use equipment will require a current capacity exceeding twenty (20) amperes, and (ii) the connected electrical load of Tenant's lighting fixtures does not exceed an average of one (1) watt per rentable square foot of the Premises during Building Hours, calculated on a monthly basis, and the electricity so furnished for Tenant's lighting will be at a nominal two hundred seventy-seven (277) volts, which electrical usage shall be subject to applicable laws and regulations. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.
6.1.5
    Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.
6.1.6
    Landlord shall provide janitorial services to the Premises, except for weekends and the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.
6.1.7
    Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, shall have one elevator available at all other times, including on the Holidays.
6.1.8
    Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.
Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.
6.2
    Overstandard Tenant Use. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the actual cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same (without mark-up), including the cost of installing, testing and maintaining of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate (of not more than twenty-four (24) hours in advance), of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) as Landlord reasonably determines, which hourly rate as of the date of this Lease is $35.00 per hour on a one-half floor basis. Notwithstanding any provision to the contrary contained in this Lease, Tenant shall promptly pay to Landlord, Landlord's standard charge for any services provided to Tenant which Landlord is not specifically obligated to provide to Tenant pursuant to the terms of this Lease.
6.3
    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, except as expressly set forth below, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent, except as expressly set forth below, or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.4
    Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the terms and conditions of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the "Initial Notice"), specifying such failure to perform by Landlord (the "Abatement Event"). If Landlord has not cured such Abatement Event within five (5) business days after the receipt of the Initial Notice, Tenant may deliver an additional notice to Landlord (the "Additional Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
SECTION 7

REPAIRS
Except to the extent Landlord is responsible for repair and maintenance as expressly set forth below, Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, (a) plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers, and (b) all equipment located in the Premises that is utilized to supply supplemental HVAC to the Premises), and the floor or floors of the Building on which the Premises are located, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant, or as set forth in Section 11 below; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the base building systems and equipment of the Building, except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, in accordance with Article 27 below, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
SECTION 8

ADDITIONS AND ALTERATIONS
8.1
    Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, but excluding the initial improvements to the Premises done pursuant to the Work Letter, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than twenty (20) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not require the issuance of a building permit, do not adversely affect the Base Building, and are not visible from outside the Premises) and cost less than One Hundred Thousand Dollars ($100,000) with respect to any one project. The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.
8.2
    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant from a list provided and approved by Landlord, the requirement that upon Landlord's request, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Alameda in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3
    Payment for Improvements. If payment is made by Tenant directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to three percent (3%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.
8.4
    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Tenant's contractors and subcontractors shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of Article 10 of this Lease. In connection with Alterations the anticipated cost of which exceeds Five Hundred Thousand Dollars ($500,000), Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.5
    Landlord's Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition existing prior to construction of such Alterations or improvements. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations and/or improvements and/or systems and equipment within the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to the condition existing prior to construction of such Alterations or improvements; provided, however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant's request for Landlord's consent to Alterations or improvements, Landlord shall notify Tenant whether the applicable Alteration or improvement will be required to be removed pursuant to the terms of this Section 8.5. If by the end of the Lease Term (including the sooner termination thereof), Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations and/or improvements and/or systems and equipment in the Premises and return the affected portion of the Premises to the condition existing prior to construction of such Alterations or improvements, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
SECTION 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
SECTION 10

INSURANCE
10.1
    Indemnification and Waiver. Except to the extent arising from the gross negligence or willful misconduct of Landlord or the "Landlord Parties," as that term is defined below, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (including, but not limited to, any personal injuries resulting from a slip and fall in, upon or about the Premises) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises (including, but not limited to, a slip and fall), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as reasonable appraisers', accountants' and attorneys' fees. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
10.2
    Landlord's Fire and Casualty Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in an amount equal to at least the replacement value of the Building. Landlord shall also carry rent continuation insurance. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. The foregoing coverages shall contain commercially reasonable deductible amounts from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine, but shall, at a minimum, be comparable to the coverages which are carried by reasonably prudent landlords of buildings comparable to and in the vicinity of the Building (provided that in no event shall Landlord be required to carry earthquake insurance). Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.
10.3
    Tenant's Insurance. Tenant shall maintain the following coverages in the following amounts.
10.3.1
    Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured's participation
10.3.2
    Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Tenant Improvements," as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the "Original Improvements"), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an "all risks" of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.
10.3.3
    Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.
10.4
    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord's managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant's obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-:X in Best's Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. Further, Landlord shall have the right, from time to time, to request copies of policies of Tenant's insurance required hereunder, which Tenant shall thereafter provide within ten (10) business days. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.
10.5
    Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.
10.6
    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings.
SECTION 11

DAMAGE AND DESTRUCTION
11.1
    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.
11.2
    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies; (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, or the damage occurs in the last twelve (12) months of the Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease; (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (d) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all.
11.3
    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
SECTION 12

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
SECTION 13

CONDEMNATION
If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
SECTION 14

ASSIGNMENT AND SUBLETTING
14.1
    Transfers. Except with respect to "Permitted Transfers," as that term is defined in Section 14.8 below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, except with respect to Permitted Transfers, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer requiring Landlord's consent and made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord; provided that such costs and expenses shall not exceed Two Thousand Five Hundred and 00/100 Dollars ($2,500.00) for a Transfer in the ordinary course of business. Landlord and Tenant hereby agree that a proposed Transfer shall not be considered "in the ordinary course of business" if such particular proposed Transfer involves the review of documentation by Landlord on more than two (2) occasions.
14.2
    Landlord's Consent. Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1
    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2
    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3
    The Transferee is either a governmental agency or instrumentality thereof or a non‑profit organization;
14.2.4
    Intentionally Omitted.
14.2.5
    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.6
    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease; or
14.2.7
    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord or has negotiated with Landlord during the six (6) month period immediately preceding the date Landlord receives the Transfer Notice, to lease space in the Project, provided Landlord then has space available for lease in the Project, at the relevant time, comparable in size to the Subject Space.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.
14.3
    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee), (iii) any brokerage commissions in connection with the Transfer, (iv) legal fees reasonably incurred in connection with the Transfer and (v) any amounts payable to Landlord in connection with a request for consent to such Transfer (collectively, "Tenant's Subleasing Costs"). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.
14.4
    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer that, together with all prior Transfers (not including Permitted Transfers) remaining in effect would cause fifty-five percent (55%) or more of the Premises to be Transferred for more than fifty percent (50%) of the then remaining Lease Term (taking into account any extension of the Lease Term that has been irrevocably exercised by Tenant), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined; provided that Tenant shall not be required to deliver an Intention to Transfer Notice and Landlord have no right to recapture in connection with a "Permitted Transfer," as that term is defined in Section 14.8 below). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within twenty (20) days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. If Landlord elects to recapture, Tenant shall have the right, by written notice to Landlord within five (5) business days after such election by Landlord, to rescind the Intention to Transfer Notice, in which case the proposed Transfer shall be ineffective, and Landlord shall not recapture the Contemplated Transfer Space. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of twelve (12) months (the "Twelve Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Twelve Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Twelve Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Twelve Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5
    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. In the event that Tenant subleases all or any portion of the Premises in accordance with the terms of this Article 14, Tenant shall cause such subtenant to carry and maintain the same insurance coverage terms and limits as are required of Tenant, in accordance with the terms of Article 10 of this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.
14.6
    Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7
    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default beyond any applicable cure period under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in default beyond any applicable cure period hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8
    Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), (B) a private offering of Tenant's stock or a public offering of Tenant's stock on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term (each a "Permitted Transfer"), shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord in writing of any such assignment or sublease (which written notification shall be given not less than ten (10) days prior to the effective date of such assignment or sublease, if reasonably practicable, not a breach of confidentiality and not in violation of any Applicable Laws, but in any event within five (5) days after the effective date of such assignment or sublease), and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Original Tenant on the date of this Lease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under either an assignment of sublease shall be joint and several with Tenant. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby consents to the Management Services Agreement in substantially the form attached hereto as Exhibit F, attached hereto (the "Innovation Research Agreement"), and confirms that such agreement is a Permitted Transfer hereunder and that Innovation Research Center, a California professional corporation ("Innovation Research"), is a Permitted Transferee hereunder. The terms of the Innovation Research Agreement shall be subject and subordinate to the terms of this Lease, and shall not relieve Tenant of any obligations hereunder. Innovation shall not have the right to use in excess of 5,000 rentable square feet of the Premises under the Innovation Research Agreement.
SECTION 15

SURRENDER OF PREMISES; OWNERSHIP AND
REMOVAL OF TRADE FIXTURES
15.1
    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2
    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Tenant shall not be required to remove any Alterations or initial Tenant Improvements unless Landlord notifies Tenant in writing, at the time of Landlord's approval of such Alterations or Tenant Improvements, that Landlord will require removal of specifically identified portions of such Alterations or initial Tenant Improvements, or unless Tenant has installed the same without Landlord's approval.
SECTION 16

HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy shall be a tenancy‑at‑sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a daily rate equal to the product of (i) the daily Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to 150% during the first three (3) months immediately following the expiration or earlier termination of the Lease Term, and 200% thereafter. Such tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, Tenant acknowledges and agrees that the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney’s fees in connection therewith.
SECTION 17

ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.
SECTION 18

SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
SECTION 19

DEFAULTS; REMEDIES
19.1
    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1
    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after the date due; or
19.1.2
    Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or
19.1.3
    Abandonment (as defined by Applicable Laws, specifically including California Civil Code Section 1951.3) of the Premises by Tenant; or
19.1.4
    The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease where such failure continues for more than two (2) business days after notice from Landlord.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2
    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1
    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor, and Landlord may recover from Tenant the following:
19.2.1.1
    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
19.2.1.2
    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
19.2.1.3
    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
19.2.1.4
    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
19.2.1.5
    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and 19.2.1(ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2
    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3
    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3
    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4
    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
SECTION 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
SECTION 21

SECURITY DEPOSIT/LETTER OF CREDIT
[APPLICABILITY TO BE DETERMINED] Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary, as security for the faithful performance by Tenant of all of its obligations under this Lease. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, beyond the applicable cure period, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statue, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Article 21, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Article 21, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.
SECTION 22

RIGHT OF FIRST OFFER TO PURCHASE THE BUILDING
22.1
    Tenant's Right of First Offer to Purchase the Building. Provided that Tenant is not then in default of the terms of this Lease beyond any applicable notice and cure period at the time of Tenant’s exercise of the Right of First Offer to Purchase and subject to the terms of Section 22.4, below, Tenant shall have a right of first offer (the "Right of First Offer to Purchase") to purchase the Building pursuant to the terms and conditions of this Section 22.
22.2
    Landlord's Notice of Intent to Sell. In the event Landlord desires to "Sell" (as defined below) the Building (i) to a party other than a "Landlord Affiliate" or a "Foreclosure Owner," as those terms are defined in Section 1.3.4, below, and (ii) on a single asset basis, and not as a part of a sale of the Project or as the part of a sale of the Building together with other buildings owned by Landlord or any Landlord Affiliate, Landlord shall offer to sell the Building to Tenant by delivering written notice to Tenant (the "Purchase Offer Notice"). The Purchase Offer Notice shall set forth (i) the price at which Landlord is willing to sell the Building (the "Offered Purchase Price"), which Offered Purchase Price shall be determined by Landlord, in Landlord's reasonable good faith discretion, (ii) the deposit, in the amount of three percent (3%) of the Offered Purchase Price, to be required in connection with the sale (the "Deposit"), (iii) the contingency date in connection with the sale which shall be forty (40) days following Tenant's receipt of the Purchase Offer Notice (the "Contingency Date"), and (iv) the closing date for the sale which shall be ten (10) business days following the Contingency Date (the "Closing Date"). For the purposes hereof, “Sale”, “Sell” or “Selling” shall mean to sell or transfer the Building, or grant an option to dispose of or otherwise transfer (however, the granting of a mortgage, deed of trust or other security instrument shall not be deemed an option) or convey the membership or other direct or indirect controlling ownership interests in the Landlord, or ground lease the Building, (i) to a party other than a "Landlord Affiliate" or a "Foreclosure Owner," as those terms are defined below, and (ii) on a single asset basis, and not as a part of a sale of the Project or as the part of a sale of the Building together with other buildings owned by Landlord or any Landlord Affiliate. If Landlord desires to convey the membership or other direct or indirect controlling ownership interests in the Landlord or ground lease the Building, and Tenant desires to purchase the Building, then Tenant shall have the right to require Landlord to structure the Sale of the Building, as applicable, to Tenant as a conveyance to Tenant of Landlord’s fee interest. To the extent in Landlord's possession or control, Landlord shall promptly provide to Tenant such information related to the operation of the Building, as applicable, that Tenant may from time to time reasonably request and which is not proprietary or subject to confidentiality obligations of Landlord.
22.3
    Access and Indemnity. Following Landlord’s delivery of the Purchase Offer Notice, subject to Tenant executing a commercially reasonable access agreement (the form of which shall be provided by Landlord concurrently with the delivery of the Purchase Offer Notice), Tenant and Tenant’s representatives and consultants shall have the right, upon not less than one (1) business day prior notice to Landlord, to perform inspections of the Building (“Property Inspections”). Such right will continue until the earliest of (i) Tenant rejecting the Purchase Offer Notice, or failing to timely deliver Tenant's Exercise Notice, (ii) the expiration of the Negotiation Period (as defined below), if prior to the expiration of the Negotiation Period, Tenant fails to deliver an executed Purchase Agreement (as defined below), and (iii) the parties entering into the Purchase Agreement. Tenant shall not perform any invasive testing at the Building, as applicable (e.g. soil borings and drilling) without first obtaining Landlord’s consent (not to be unreasonably withheld, conditioned or delayed) with respect to the manner in which such testing is performed, but Landlord agrees to permit such invasive testing if Tenant performs such testing in a commercially reasonable manner as reasonably approved by Landlord in a timely manner. For purposes of the clarification, Tenant shall have the right to perform a Phase 1 environmental assessment of the Building, as applicable, without obtaining Landlord’s prior consent.
22.4
    Confidentiality. Tenant shall keep the all materials provided by Landlord in connection with any Sale confidential, except to the extent necessary to comply with Applicable Laws; provided, however, that Tenant shall be allowed to disclose such information to Tenant’s agents, employees, contractors, consultants or attorneys, as well as lenders (if any), investment bankers, venture capital groups, investors and title company personnel, with a need to know in connection with Tenant’s review and consideration of the Building, provided that Tenant shall inform all persons receiving such information from Tenant of the confidentiality requirement and (to the extent within Tenant’s control) cause such confidence to be maintained. Any such disclosure to third parties shall indicate that the information is confidential and should be so treated by the third party. Disclosure of information by Tenant shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge from sources other than Tenant or its agents, employees, contractors, consultants or attorneys.
22.5
    Definitions. For purposes of this Section 22,
22.5.1
    a "Landlord Affiliate" shall mean (A) an entity which is controlled by, controls or is under common control with the originally named Landlord under this Lease (each, a “Related Entity”) or (B) an entity in which any Related Entity maintains a “Managing Member Interest”, as defined below. For purposes of this Lease, the term “control” shall mean the ownership of at least fifty percent (50%) of the equity interests in an entity and the right to vote such equity interests in the ordinary course of business.
22.5.2
    a "Foreclosure Owner" shall be an entity or person which becomes the owner of the Project, or the Building, as applicable through a foreclosure by trustee’s power of sale, judicially or otherwise, or as a purchaser at a foreclosure sale, or a mortgagee of the Building, as applicable (or an entity which is controlled by, controls or is under common control with such mortgagee) that acquires title by deed in lieu or transfer of equity in lieu of foreclosure or any UCC foreclosure action, or as a purchaser from a mortgagee of the Building, as applicable (or an entity which is controlled by, controls or is under common control with such mortgagee) that acquires title by one of the methods set forth in this Section 22.5.2.
22.5.3
    a "Managing Member Interest" shall mean an equity interest of not less than ten percent (10%) of the ownership entity, coupled with the right to direct the day to day operations of the Building, as applicable, in a manner consistent with the rights of managing members in real estate joint ventures between sophisticated institutional parties.
22.6
    Procedure for Acceptance. If Tenant wishes to exercise the Right of First Offer to Purchase, Tenant shall notify Landlord in writing ("Tenant's Exercise Notice") within ten (10) business days following receipt of the Purchase Offer Notice (the "Tenant's Notice Period"), of Tenant's exercise of the Right of First Offer to Purchase, as set forth in the Purchase Offer Notice. Thereafter, for a period not to exceed thirty (30) days following Landlord's receipt of Tenant's Exercise Notice, Landlord and Tenant shall proceed to attempt in good faith to negotiate a purchase and sale agreement (the "Purchase Agreement"), which Purchase Agreement shall include the terms set forth in the Purchase Offer Notice and terms otherwise agreed upon by Landlord and Tenant. If Tenant does not (i) deliver Tenant's Exercise Notice as required hereunder prior to the expiration of Tenant's Notice Period, (ii) execute and deliver to Landlord a Purchase Agreement within thirty (30) days following Landlord's receipt of Tenant's Exercise Notice (the "Negotiation Period"), unless such failure is due to Landlord’s failure to negotiate in good faith, and (iii) deliver the Deposit to the escrow holder identified in the Purchase Agreement (the "Escrow Holder") concurrently with Tenant's delivery of the executed Purchase Agreement (collectively, items (i), (ii) and (iii), the "Post Exercise Transaction Requirements"), Landlord shall thereafter be free to sell the Building to any party thereafter on any terms elected by Landlord in its sole discretion. If Tenant timely delivers Tenant's Exercise Notice and timely satisfies the Post Exercise Transaction Requirements as required hereunder, Landlord shall promptly execute the Purchase Agreement and deliver the fully executed Purchase Agreement and Deposit to Escrow Holder. The Purchase Agreement shall be deemed to be effective as of the date of delivery to the Escrow Holder. Tenant shall thereafter have until the expiration of the Contingency Date stated in the Purchase Agreement, within which to (A) complete all due diligence reviews required by Tenant (which shall be conducted by Tenant, to the extent Tenant, in its sole and absolute discretion, elects to conduct such reviews, in accordance with the provisions of the Purchase Agreement), and to (B) irrevocably elect to proceed to purchase the Building. Closing shall occur on the Closing Date set forth in the Purchase Agreement. If Tenant does not irrevocably and in writing elect to terminate the Purchase Agreement prior to the expiration of the Contingency Date, effective as of the expiration of the Contingency Date, the Purchase Agreement shall continue in full force and effect. If terminated, Tenant shall be entitled to withdraw Tenant's Exercise Notice and receive an immediate refund of any Deposit then held by the Escrow Holder, Tenant and Landlord shall be relieved from all obligations thereunder, and Landlord shall be free to sell the Building to any party thereafter on any terms elected by Landlord in its sole discretion.
22.7
    Re-offer upon Lowering of Offered Purchase Price. Notwithstanding anything to the contrary contained herein, if Tenant fails to timely exercise the Right of First Offer to Purchase as set forth in Section 22.6, above, and Landlord intends to Sell the Building to a party other than a Landlord Affiliate or Foreclosure Owner for a purchase price that is less than ninety-five percent (95%) of the Offered Purchase Price (the "Reduced Offered Purchase Price"), then, prior to consummating a Sale of the Building to such party at the Reduced Offered Purchase Price, Landlord must first offer to sell the Building to Tenant at the Reduced Offered Purchase Price and, thereafter, the Reduced Offered Purchase Price shall be deemed to be the Offered Purchase Price. In such event, Tenant shall have fifteen (15) business days following receipt of notice from Landlord of the Reduced Offered Purchase Price (the "Reduced Offered Purchase Price Notice") in which to notify Landlord in writing of its election to purchase the Building at the Reduced Offered Purchase Price (the "Reduced Purchase Price Exercise Notice"), in which event Tenant and Tenant shall proceed with the transaction subject to and in accordance with the terms and timing set forth in Section 22.6, above (i.e., as if the Reduced Purchase Price Exercise Notice was Tenant's Exercise Notice). If Tenant fails to notify Landlord of such election within the foregoing fifteen (15) business day period or to timely satisfy the Post Exercise Transaction Requirements in accordance with Section 22.6 above, Landlord shall, thereafter, be free to sell the Building at a purchase price which is equal to or greater or less than the Reduced Offered Purchase Price stated in the Reduced Offered Purchase Price Notice to any party Landlord so desires, provided that, if Tenant failed to exercise its right to purchase the Building following Landlord's delivery of a Reduced Offered Purchase Price Note and Landlord intends to sell the Building for less than ninety-five percent (95%) of the Reduced Offered Purchase Price, Landlord shall first again offer the Building to Tenant in accordance with the terms of this Section 22.7.
22.8
    Termination of Purchase Rights. Tenant's Right of First Offer to Purchase granted hereunder shall terminate and not be thereafter reinstated upon any of the following.
22.8.1
    In the event Tenant timely elects to exercise the Right of First Offer to Purchase, but thereafter the Post Exercise Transaction Requirements are not timely satisfied and corrected within three (3) business days following notice from Landlord regarding the same, or Tenant materially defaults (beyond applicable notice and cure periods) in connection with the terms set forth in the Purchase Agreement, or Tenant otherwise fails to consummate the transaction contemplated by the Purchase Agreement (except to the extent that the transaction is not consummated due to casualty, condemnation, failure to secure title insurance for CLTA coverage in the form approved by the parties and committed to by the title insurer prior to the Contingency Date or the default of Landlord under the Purchase Agreement).
22.8.2
    Any Sale of the Building as to which Tenant's Right of First Offer to Purchase was applicable, and as to which Tenant has failed to exercise its Right of First Offer to Purchase.
Subject to the termination provisions as set forth above, Landlord acknowledges that Tenant’s Right of First Offer to Purchase shall not be terminated, and shall continue in full force and effect following any transfer to a Landlord Affiliate or any Foreclosure Owner.
22.9
    Quitclaim by Tenant. Upon the termination of Tenant's Right of First Offer to Purchase, Tenant shall provide Landlord, within ten (10) business days following a request in writing by Landlord, with a reasonable and customary quitclaim deed or other instrument for release and sufficient to clear title of any record of Tenant's Right of First Offer to Purchase.
22.10
    Rights Personal to Tenant. Tenant's Right of First Offer to Purchase shall be deemed to apply to the Original Tenant and a "Permitted Transferee Assignee," as that term is set forth in Section 14.8 of this Lease, only, and shall therefore not be exercisable by any other transferee (including an assignee, sublessee or other transferee) of Tenant’s interest in this Lease.
SECTION 23

SIGNS
23.1
    Full Floors. Subject to Landlord's prior written approval, in its sole discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.
23.2
    Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant's initial identifying signage shall be provided by Landlord, at Landlord's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's then-current Building standard signage program.
23.3
    Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.4
        Floor Directory. Tenant's name shall, at Landlord's expense, be listed on the directory located on the floor on which the Premises are located.
23.5
        Building Directory. Tenant shall be entitled, at Landlord's sole cost and expense, to have its name listed on the electronic building directory that services the Building.
23.6
        Exterior Signage. So long as Tenant (and/or any Permitted Transferee) leases at least two (2) full floors of the Building, Tenant, at its sole cost and expense may install and maintain: (i) one sign on the parapet of the Building in the location selected by Tenant, and (ii) one sign on the monument in front of the Building. So long as Tenant (and/or any Permitted Transferee) leases at least three (3) full floors in the Building, Tenant, at its sole cost and expense may install and maintain one sign on the pylon facing I-580. All of such signs (collectively, the "Tenant's Signage") shall be subject to the prior approval of Landlord (which shall not be unreasonably withheld) and shall comply with all Applicable Laws.
23.7
    Maintenance and Removal of Tenant Signage. The costs of the actual signs comprising Tenant's Signage and the installation, design, construction, and any and all other costs associated with Tenant's Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Tenant shall keep the Tenant's Signage in first-class condition and repair at all times during the Lease Term. Upon the expiration or earlier termination of this Lease or Tenant's right to exercise the Tenant's Signage right, Tenant shall, at Tenant's sole cost and expense, cause Tenant's Signage to be removed and shall cause the areas in which such Tenant's Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant's Signage. If Tenant fails to timely remove such Tenant's Signage or to restore the areas in which such Tenant's Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor together with reasonable supporting evidence. The terms of this Section 23.7 shall survive the expiration or earlier termination of this Lease.
SECTION 24

COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (the "Applicable Laws"). At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant's Alterations, the Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations (provided that under no circumstances shall Tenant have any responsibility for any hazardous materials present in the Premises as of the Lease Commencement Date or which may later migrate thereto though air, water or soil, through no fault of Tenant). The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24, to the extent not prohibited by the terms of Article 4 of this Lease.
SECTION 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any reasonable attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15, published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.
SECTION 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1
    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2
    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
SECTION 27

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant of not less than twenty-four (24) hours (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
SECTION 28

TENANT PARKING
Tenant shall have the right to use, without charge, commencing on the Lease Commencement Date, the Project parking facility, for up to the number of cars set forth in Section 9 of the Summary. The location of the twenty (20) reserved parking spaces, if any, shall be reasonably designated by Landlord, and such spaces shall be plainly marked as reserved for Tenant's use, but Landlord shall not be required to otherwise enforce such reserved use. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of the parking facility by Tenant. Tenant shall abide by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project's parking facilities). Tenant shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations. Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, provided that in no event shall Tenant’s number of spaces be permanently reduced or moved to a location substantially less convenient that the initial location. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The right to use the Project parking facility pursuant to this Article 28 is provided to Tenant solely for use by Tenant's own personnel and guests in connection with this Lease and may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval.
Tenant shall have the right, by written notice to Landlord given within twelve (12) months after the date of this Lease, to require Landlord to install four (4), 60-amp electric vehicle charging stations (the "EV Stations") in the Project parking facility, two (2) of which shall be for Tenant's exclusive use, at a location to be mutually and reasonably agreed upon by Landlord and Tenant. All costs of design, permitting and installation of the EV Stations in excess of $25,000.00 (which $25,000.00 shall be paid by Landlord) shall be the responsibility of Tenant, and shall be reimbursed to Landlord as Additional Rent within thirty (30) days after invoice. The cost of electricity usage at such EV Stations, and other operational and administrative costs related to the EV Stations shall be the sole responsibility of Tenant or its employees utilizing the EV Stations.
SECTION 29

MISCELLANEOUS PROVISIONS
29.1
    Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2
    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3
    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4
    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.
29.5
    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability accruing under this Lease after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations accruing hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all such obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.
29.6
    Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.
29.7
    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8
    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9
    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10
    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11
    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12
    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.13
    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), provided that in no event shall such liability extend to any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.14
    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15
    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16
    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.17
    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18
    Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) delivered by a nationally recognized overnight courier, or (C) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the overnight courier delivery is made, or (iii) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:
SFI Pleasanton, LLC
c/o Swift Realty Partners
260 California Street, Suite 300
San Francisco, California 94111
Attention: Craig Firpo
and

SFI Pleasanton, LLC
c/o Swift Realty Partners
4432 Rosewood Drive, Suite 100
Pleasanton, California 94588

with a copy to:

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
29.19
    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several. In the event that the Tenant is a married individual, the terms, covenants and conditions of this Lease shall be binding upon the marital community of which the Tenant is a member.
29.20
    Authority. If Tenant is a corporation, trust or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in the State of California.
29.21
    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22
    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.23
    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24
    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.
29.25
    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26
    Project or Building Name, Address and Signage. Landlord shall have the right at any time to change the name and/or address of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.
29.27
    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28
    Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.
29.29
    Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project and/or the Building. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations. Landlord shall utilize commercially reasonable efforts to perform such Renovations in a manner designed to minimize any material interference with Tenant's use of the Premises.
29.30
    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.31
    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Prior to the expiration or earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove any Lines located in or serving the Premises which were installed by or on behalf of Tenant.
29.32
    Development of the Project.
29.32.1
    Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.
29.32.2
    The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, provided that Tenant's rights and obligations under this Lease are not materially affected, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.
29.32.3
    Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be subject to demolition or construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such demolition or construction.
IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

SFI PLEASANTON, LLC,
a Delaware limited liability company

By: SFI Mezz Pleasanton, LLC,
a Delaware limited liability company,
its member

        By: Swift Fund I GP, LLC,
   a Delaware limited liability company,
its manager

              By: \s\Carig Firpo
      Name:
Its: Vice President
TENANT: ZELTIQ AESTHETICS, INC., a Delaware corporation By: /s/ Sergio Garcia Its: Senior Vice President, General Counsel By: Its:

EXHIBIT A
4410 ROSEWOOD DRIVE
OUTLINE OF PREMISES

EXHIBIT B
4410 ROSEWOOD DRIVE
TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.
SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES
Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the "Base, Shell, and Core"). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, Tenant shall accept the Base, Shell and Core from Landlord in their presently existing, "as-is" condition. In addition, Landlord will be responsible to upgrade the restroom finishes on the 1st, 2nd and 3rd floors of the Building, to generally be comparable to the new finishes in the 4th floor restrooms, and including replacing sinks, toilets, faucets, partitions, entryway tile and carpet (the "Restroom Upgrade"). Landlord shall cause the Restroom Upgrade to be completed on or before the Lease Commencement Date. At Tenant's option, Tenant may request that Landlord modify the finishes used by Landlord in connection with the Restroom Upgrade, provided (i) Landlord shall reasonably approve such requested modifications, (ii) any increase in cost of the Restroom Upgrade based on such modified finishes shall be Tenant's sole responsibility, and shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after invoice, and (iii) any delay in completing the Restroom Upgrade resulting from such modifications shall be a Tenant Delay.
SECTION 2

TENANT IMPROVEMENTS
2.1    Allowances.
2.1.1    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Tenant Improvement Allowance"), in the amount in the amount of $50.00 per RSF of the Premises (i.e., $5,485,050.00 for the 109,701 RSF of the Premises), for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Premises (the "Tenant Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. In the event that the Tenant Improvement Allowance is not fully disbursed by Landlord to, or on behalf of, Tenant on or before August 1, 2019, then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto. Any Tenant Improvements that require the use of Building risers, raceways, shafts and/or conduits, shall be subject to Landlord's reasonable rules, regulations, and restrictions, including the requirement that any cabling vendor must be selected from a list provided by Landlord, and that the amount and location of any such cabling must be approved by Landlord. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to their condition existing prior to the installment of such Tenant Improvements.
2.1.2    Moving Allowance. In addition to the Tenant Improvement Allowance, Landlord shall provide Tenant an additional allowance equal to $5.00 per RSF of the Premises (the "Moving Allowance"), which may be used by Tenant for costs of its move into the Premises, as an addition to the Tenant Improvement Allowance, for costs of purchasing furniture, fixtures or equipment to be installed in the Premises, for the payment of Base Rent next coming due under the Lease, or any other purpose. The Moving Allowance shall be paid by Landlord to Tenant on or before the last day of the tenth (10th) month following the Lease Commencement Date.
2.1.3    Additional Allowance. On or before the August 1, 2019, pursuant to a written notice delivered to Landlord, Tenant may elect to receive a one‑time increase (the "Additional Allowance") of the Tenant Improvement Allowance in an amount not to exceed $20.00 per RSF of that portion of the Premises which remain unimproved, for the costs relating to the initial design and construction of the Tenant Improvements. In the event Tenant exercises its right to use all or any portion of the Additional Allowance, the monthly Base Rent for the Premises shall be increased by an amount equal to the "Additional Monthly Base Rent," as that term is defined below, in order to repay the Additional Allowance to Landlord. Neither the "Initial Rent Abatement Period" nor the "Second Rent Abatement Period" shall have any affect Tenant's obligation to pay the Additional Monthly Base Rent. The "Additional Monthly Base Rent" shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional Allowance which Tenant elects to utilize as the present value amount, (ii) the number of months then remaining in the initial Lease Term as the number of payments, (iii) eight percent (8%) as the annual interest factor and (iv) the Additional Monthly Base Rent as the missing component of the annuity. In the event Tenant elects to utilize all or a portion of the Additional Allowance, then (a) all references in this Tenant Work Letter to the "Tenant Improvement Allowance", shall be deemed to include the Additional Allowance which Tenant elects to utilize, (b) the parties shall promptly execute an amendment (the "Amendment") to this Lease setting forth the new amount of the Base Rent and Tenant Improvement Allowance computed in accordance with this Section 2.1.3, and (c) all of the Additional Monthly Base Rent owing in accordance with this Section 2.1.3 for the period prior to the execution of the Amendment shall be paid by Tenant to Landlord at the time of Tenant's execution of the Amendment.
2.2    Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):
2.2.1    Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;
2.2.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.3    The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors' fees and general conditions;
2.2.4    The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.5    The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.6    The cost of connection of the Premises to the Building's energy management systems;
2.2.7    The cost of the "Landlord Supervision Fee," as that term is defined in Section 4.3.2 of this Tenant Work Letter;
2.2.8    Sales and use taxes and Title 24 fees; and
2.2.9    All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.
2.3    Standard Tenant Improvement Package. Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the "Standard Improvement Package"), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Tenant Improvements to comply with certain Specifications. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." Tenant shall be required to include in its contracts with the Architect and the Engineers a provision which requires ownership of all Construction Drawings to be transferred to Tenant upon the Substantial Completion of the Tenant Improvements and Tenant hereby grants to Landlord a non-exclusive right to use such Construction Drawings, including, without limitation, a right to make copies thereof. All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver four (4) copies signed by Tenant of the Final Space Plan to Landlord for Landlord's approval.
3.3    Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit two (2) copies signed by Tenant of the same to Landlord for Landlord's approval.
3.4    Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Tenant Improvements. Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the "Permits"), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant's responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Premises as that term is defined in Section 5.1 of this Tenant Work Letter.
3.5    Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto. Tenant agrees to comply with the Time Deadlines.
SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Contractor. A contractor designated by Landlord ("Contractor") shall construct the Tenant Improvements. In lieu of accepting Landlord's designated Contractor, Tenant may require that Landlord conduct a bidding process to three (3) qualified general contractors reasonably approved by Landlord and Tenant, and to select the general contractor providing the lowed qualified bid as the "Contractor". Any delay in completing the Tenant Improvements caused by such bidding process shall be a Tenant Delay.
4.2    Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements (the "Cost Proposal"). The total cost of design, permitting and construction of the Tenant Improvements, as shown in the Cost Proposal, is referred to herein as the "Final Costs". Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "Cost Proposal Delivery Date".
4.3    Construction of Tenant Improvements by Contractor under the Supervision of Landlord.
4.3.1    Over-Allowance Amount. Tenant shall be responsible to pay the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (the "Over Allowance Amount"). Tenant shall pay a fraction of each amount to be disbursed by Landlord to the Contractor or otherwise pursuant to the terms of this Tenant Work Letter, the numerator of which fraction shall equal the excess of the Final Costs over the then remaining Tenant Improvement Allowance, and the denominator of which fraction shall equal the total amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord's obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount.
4.3.2    Landlord's Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings (subject to the following sentence) and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to three percent (3%) of any amount of the total cost of design and construction of the Tenant Improvements. In the event of a conflict between the Approved Working Drawings and Landlord's construction rules and regulations, Landlord, in its sole and absolute discretion, shall determine which shall prevail. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, construction of the Tenant Improvements shall not commence until (a) Landlord has a fully executed and delivered contract with Contractor for the construction of the Tenant Improvements, (b) Tenant has procured and delivered to Landlord a copy of all Permits, and (c) Tenant has delivered to Landlord the Over-Allowance Amount.
4.3.3    Contractor's Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.
4.3.4    Tenant's Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Premises or in the Building. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant's agent for such purpose. In addition, within thirty (30) days following the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building two (2) copies signed by Tenant of the "as built" plans and specifications (including all working drawings) for the Tenant Improvements.
SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;
LEASE COMMENCEMENT DATE
5.1    Ready for Occupancy. The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Premises. For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.
5.2    Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a direct, indirect, partial, or total result of:
5.2.1    Tenant's failure to comply with the Time Deadlines;
5.2.2    Tenant's failure to timely approve any matter requiring Tenant's approval;
5.2.3    A breach by Tenant of the terms of this Tenant Work Letter or the Lease;
5.2.4    Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;
5.2.5    Tenant's request for changes in the Approved Working Drawings;
5.2.6    Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package;
5.2.7    Changes to the Base, Shell and Core required by the Approved Working Drawings; or
5.2.8    Any other acts or omissions of Tenant, or its agents, or employees;
then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of the Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.
SECTION 6

MISCELLANEOUS
6.1    Tenant's Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.
6.2    Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.
6.3    Tenant's Representative. Tenant has designated Austin Barrett as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
6.4    Landlord's Representative. Landlord has designated Rod Collings as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
6.5    Tenant's Agents. All contractors, subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall be from a list of supplied by Landlord and shall all be union labor in compliance with the then existing master labor agreements.
6.6    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
6.7    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

SCHEDULE 1 TO EXHIBIT B
TIME DEADLINES

	Dates	Actions to be Performed
A.	May 16, 2016	Final Space Plan to be completed by Tenant and delivered to Landlord.
B.	June 20, 2016	Tenant to deliver Permit Drawings to Landlord.
C.	July 5, 2016	Tenant to deliver Final Working Drawings to Contractor.
D.	July 20, 2016	Tenant to deliver copy of the Permit to Landlord.
E.	Five (5) business days after the receipt of the Cost Proposal by Tenant.	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

EXHIBIT C
4410 ROSEWOOD DRIVE
NOTICE OF LEASE TERM DATES

To:	_______________________ _______________________ _______________________ _______________________

Re:
Office Lease dated ____________, 20___ between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") concerning Suite ______ on floor(s) __________ of the office building located at __________________, Pleasanton, California ______.

Gentlemen:
In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on _____________ for a term of _______________ ending on _______________.

2.	Rent commenced to accrue on ____________, in the amount of ____________.

3.
If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________ at ______________.

"Landlord": , a By: Its:
Agreed to and Accepted as of , 20_ . "Tenant": a By: Its:

EXHIBIT D
4410 ROSEWOOD DRIVE
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.
2.    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
4.    No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
5.    No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.
6.    The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
7.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
8.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
9.    Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or drywall or in any way deface the Premises or any part thereof without Landlord's prior written consent. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not approved by Landlord.
10.    Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
11.    Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material.
12.    Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
13.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
14.    Tenant shall not bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.
15.    No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
16.    The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.
17.    Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
18.    Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.
19.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.
20.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
21.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.    Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.
23.    No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.
24.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
25.    Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.    Tenant must comply with the State of California “No‑Smoking” law set forth in California Labor Code Section 6404.5, and any local “No‑Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.
27.    Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.
28.    All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.
29.    Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.    No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.    No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E
4410 ROSEWOOD DRIVE
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 20_   by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at _________________, Pleasanton, California _________, certifies as follows:
1.    Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.    The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.    Base Rent became payable on ____________.
4.    The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.    Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.    Tenant shall not modify the documents contained in Exhibit A without the prior written consent of Landlord's mortgagee.
7.    All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________.
8.    All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.
9.    No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.
10.    As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
11.    If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
12.    There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
13.    Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
14.    To the undersigned's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ______________ on the ____ day of ___________, 20__.

"Tenant": , a By: Its: By: Its:

EXHIBIT F
4410 ROSEWOOD DRIVE
INNOVATION RESEARCH AGREEMENT
MANAGEMENT SERVICES AGREEMENT

4410 Rosewood Drive, Pleasanton
THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is entered into and is effective as of ________ ___, 2016 (the “Effective Date”), by and between ZELTIQ AESTHETICS, INC (“Manager”) and INNOVATION RESEARCH CENTER, a California professional corporation (“Provider”) with reference to the following:
RECITALS
A.    Manager has the resources, capability, expertise and equipment to provide management, non-physician staffing and other administrative services to an aesthetic medicine clinic.
B.    Manager, as Tenant under that certain Office Lease dated ______, 2016 (the “Lease”) with SFI Pleasanton, LLC, as Landlord (“Landlord”) leases certain space within the building located at 4410 Rosewood Drive, Pleasanton, CA (as more specifically defined in the Lease, the “Premises”), and the Premises contain certain medical facility space suitable for the operation of an aesthetic medicine clinic the location of which is more specifically shown on the attached Schedule 1 (the “Facility Location”).
C.    Provider desires to conduct clinical research involving the provision of professional medical services (“Services”) to patients at the Facility Location (“Patients”), utilizing the equipment, facilities, and personnel of Manager, as necessary for the provision of the Services.
D.    Provider and Manager have agreed on fair compensation for Manager based upon the services and property provided by Manager under this Agreement.
E.    Manager and Provider desire to execute this Agreement in order to memorialize their respective obligations in connection with the operation of the Facility Location.
AGREEMENT
IN CONSIDERATION of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.	RETENTION OF MANAGER
1.1
    Exclusivity. Provider retains Manager as Provider’s sole and exclusive provider of all facilities, equipment and management and administrative services reasonably necessary for the efficient and high quality performance of the non-medical aspects of the Services (the “Technical Component”) at the Facility Location, and grants to Manager the authority and responsibility, as set forth herein, to supervise and manage the day-to-day business operations of the Facility Location, and Manager accepts such appointment.
1.2
    Ultimate Authority. Provider shall retain final authority and control of all professional medical services provided to patients of Provider at the Facility Location, and supervision of personnel provided under this Agreement by Manager while such personnel are involved in rendering the Services (the “Professional Component”). Manager shall have no control or direction over Provider with respect to any aspect of the Professional Component and shall not engage in any act or activity constituting the practice of medicine as defined by the State of California.
1.3
    Relationship of the Parties. It is the express intent of both Provider and Manager that neither a partnership, joint venture, nor employment relationship is created between the parties by this Agreement; rather, it is the express intent of both parties that this Agreement represents an independent contractor relationship under which Provider is retaining the services and use of certain facilities and services of Manager. Each party shall be responsible for payment of its own taxes, including employment taxes, income taxes, value added taxes, sales taxes and other gross receipt taxes.

2.	RESPONSIBILITIES OF MANAGER
2.1
    Management. Manager shall provide such overall management and administration of the Facility Location as may be determined by the parties to be reasonably necessary for the proper and efficient operation of the Facility Location. Manager shall, with the consultation of Provider, develop plans, procedures, policies and standards for the operation of the Facility Location.
2.2
    Premises. Manager grants to Provider the right to use those premises which constitute the Facility Location, together with all necessary fixtures and improvements thereto. Provider: (i) expressly acknowledges and agrees that this Agreement is subject to the Lease; (ii) acknowledges, agrees and represents that Provider has received and reviewed a copy of the Lease; (iii) agrees not to cause, directly or indirectly, by act(s) or omission(s), any default under the Lease; and (iv) agrees to be bound by and to comply with all of the terms and conditions of the Lease, as applicable.
2.3
    Utilities, Building Services and Supplies. Manager shall provide Provider with all utilities (including water, gas, heat, air conditioning, power, light, telephone and answering and paging services), janitorial and maintenance services (including hazardous, medical and infectious waste disposal), laundry services, reception, secretarial and transcribing services, postage, duplication services, and all expendable supplies, including drugs, chemicals, other medical supplies, stationery and similar supplies used by Provider in providing the Services.
2.4
    Equipment, Furniture and Furnishings. Manager grants to Provider the right to use the equipment, furniture and furnishings determined by Manager to be reasonably necessary for the proper and efficient operation of the Facility Location and provision of Services (collectively the “Equipment”). Provider shall have no title or interest in the Equipment provided by Manager pursuant to this Agreement, which shall at all times remain the sole property of Manager.
2.5
    Repairs and Maintenance of Premises and Equipment. Manager shall repair and maintain the Premises in accordance with the terms of the Lease, and shall repair and maintain the Equipment in good order and repair, reasonable wear and tear excepted, and shall refurbish or replace the Equipment as it becomes worn out or obsolete. Notwithstanding the foregoing, Manager shall not be required hereunder to maintain or repair the Premises or the Equipment in the event of fire or other casualty damage thereto, and nothing in this Agreement shall alter the provisions of the Lease.
2.6
    Signs. Manager shall furnish all interior and exterior signs, including signs containing the name of Provider, as required by law and as may be determined necessary and appropriate by Manager, to the extent permitted by the Lease.
2.7
    Personnel. Manager shall provide all personnel other than physicians, including but not limited to nurses, medical assistants, receptionists, secretaries, clerical staff, as may be required for the proper operation of the Facility Location (the “Manager Personnel”). Manager shall consult with Provider regarding the qualification and continued employment of all Manager Personnel.
In connection therewith, Manager hereby leases to Provider and Provider hereby leases from Manager the Manager Personnel on a full-time exclusive basis to perform services on Provider’s behalf; provided, however, that Manager shall continue to be responsible for paying the salary or wages and providing benefits to the Manager Personnel and processing all payroll and tax withholding functions with respect to the Manager Personnel. Manager shall be responsible for the selection, hiring, evaluation, retention or termination, scheduling and staffing levels for all Manager Personnel.
Provider shall supervise, direct and control the Manager Personnel to the same extent as if Provider employed the Manager Personnel directly. Provider shall provide the Manager Personnel with training and orientation in the performance of services on Provider’s behalf.
Provider shall be entitled to review the Manager Personnel’s qualifications to verify that they are sufficient for Provider’s intended purposes. If Provider determines that the Manager Personnel’s services or qualifications are unsatisfactory, Provider shall be entitled to terminate the Manager Personnel’s services hereunder on thirty (30) days prior written notice. Such notice shall not terminate this Agreement. Upon such notice, Manager shall assign alternate Manager Personnel to perform services.
2.8
    Bookkeeping, Payroll and Accounting Services.
2.8.1
    Manager shall perform all bookkeeping, payroll and accounting services required by law or reasonably necessary for the proper and efficient operation of the Facility Location and the Services, including the maintenance, custody and supervision of business records, papers, documents, ledgers, journals, and reports relating to the business operations of the Facility Location and the Services; the establishment, administration and implementation of accounting procedures, controls, forms and systems; the preparation of financial reports including information needed for Provider’s income taxes; the planning of the business operations and capital and operating budgets of the Facility Location; the payment of accounts payable and collection of accounts receivable; and the making of all required payments and returns to state and federal authorities. All such procedures and reports shall be kept separately and segregated from any other business conducted by Manager.
2.8.2
    Manager shall comply with requests for financial information relating to the Facility Location and the Services or other records relating to the Facility Location and the Services received from any third party or governmental agency which is entitled by law, or by any agreement between Provider and such organization, to request such information. However, in no event shall Manager release, or be required to release, except as otherwise required by law, financial information which is not related to the Facility Location or the Services.
2.9
    Billing and Collection. The parties agree that patients will not be charged for services rendered at the Clinic. Such Services shall be rendered solely for research and related purposes. In the event the parties decide to charge patients for such services, they shall establish the necessary accounts and accounting system to do so.
2.10
    Advertising and Public Relations Services. Manager shall provide such advertising and public relations services as may be reasonably necessary or appropriate to promote, market, develop and enhance the Services at the Facility Location.
2.11
    Management Information Systems. Manager shall provide such computer-based management information systems as may be reasonably necessary for the proper and efficient operation of the Service and the Facility Location.
2.12
    Legal, Accounting and Consulting Services. Manager shall retain the services of attorneys, accountants and such other consultants as may be deemed necessary by the parties in order to carry out the purposes of this Agreement.
2.13
    Other Services. Manager and Provider agree that the express purpose of this Agreement is for Manager to provide to Provider the total Technical Component of the Services. To the extent that any obligation of Manager inadvertently has been omitted from this Agreement, that obligation shall be deemed to be set forth in full at this point.

3.	RESPONSIBILITIES OF PROVIDER
3.1
    Professional Services. Provider shall provide the Services at the Facility Location and shall:
3.1.1
    Maintain current, valid, unrestricted licensure to practice in the State of California, and maintain good standing with the appropriate body for all Provider personnel.
3.1.2
    Perform Professional Component Services at the Facility Location in accordance with all applicable laws and regulations, and with professionally recognized standards of practice.
3.1.3
    Maintain the skills of all Provider personnel through continuing education and training, as required by law or the appropriate licensing authority.
3.1.4
    Retain, hire, employ, train, supervise, terminate, promote, and compensate any physicians providing services at the Facility Location. It is expressly understood that all physicians utilized by Provider at the Facility Location shall be physicians duly licensed in the State of California.
3.2
    Conduct of Facility Location. Provider shall use the Facility Location for the operation of Provider’s clinical research medical practice on such days and during such hours as may be agreed upon by the parties.
3.3
    Billing Information and Assignments. Provider shall promptly provide Manager with all billing information reasonably requested by Manager to enable Manager to bill and collect fees for the Services pursuant to Section 2.9, above. Provider agrees to take possession of and endorse for deposit to an account in Provider’s name all cash, notes, checks, money orders, and other instruments received as payment of accounts receivable relating to Services at the Facility Location.
3.4
    Provider’s Costs and Expenses. Provider shall be solely responsible for and shall pay the following costs and expenses: (1) the cost of maintaining the corporate existence of Provider; (2) Provider’ income taxes; (3) the compensation of Provider’s physicians, including all government mandated employment related deductions and withholdings, all applicable vacation pay, sick leave, workers’ compensation, health, life or disability insurance or any other employee benefit of any kind or nature, including, but not limited to, retirement or pension plan benefits, profit sharing, automobile insurance, entertainment expenses, or continuing medical education fees; and (4) premiums for the malpractice insurance described in Section 5.

4.	COMPENSATION
4.1
    Compensation.
4.1.1
    In consideration of the services to be furnished by Manager, Provider shall pay Manager a monthly fee (“Management Fee”) as set forth in Exhibit “A”.
4.1.2
    The parties have determined and agree that such compensation paid to Manager hereunder is commensurate with the reasonable value of such services to be provided by Manager to Provider.
4.1.3
    Manager shall render to Provider a statement of its fees hereunder on or before the tenth (10th) day of each calendar month for services provided during the immediately preceding month. Provider shall pay the Management Fee within five (5) days following Provider’s receipt of such statement from Manager. Manager may deduct such fees from amounts collected by Manager on Provider’s behalf.
4.2
    Collateral Security. As collateral security for the payment of the Management Fee due pursuant to this Agreement (including any extensions, modifications and renewals), Provider hereby grants a security interest and assigns to Manager all of the accounts receivable owned, or which may be hereafter created during the term of this Agreement by Provider, while Provider is indebted to Manager, together with any and all proceeds of these accounts receivable (the “Collateral”). Upon Manager’s request, Provider shall complete all appropriate documents, including Form UCC-1s, to evidence Manager’s security interest in and to the Collateral. Manager shall have all rights, remedies, securities, and liens of Provider in respect to the Collateral, including but not limited to extending the time of payment of compromising, or settling for cash, credit, or otherwise upon any terms, any part or all of the Collateral, but Manager shall not be liable for any failure to collect or enforce the payment of the Collateral, except as otherwise provided herein. Upon Provider’s failure to pay any amount due Manager pursuant to this Agreement, upon Manager’s election and notwithstanding any other provision of this Agreement and except as otherwise prohibited by law, Provider hereby authorizes Manager to take possession of the Collateral, and to take possession of and endorse in Provider’s name any notes, checks, money orders, insurance payments, and any other documents received in payment of the Collateral, or any part of it; to collect, sue for, and give satisfactions for, monies due on account of the Collateral; and to withdraw any claims, suits, or proceedings pertaining to, or arising out of Manager’s and/or Provider right to the Collateral, and to pay all amounts due Manager.

5.	INSURANCE AND BONDING
5.1
    Manager Insurance. Manager shall procure and maintain, at its own cost, comprehensive general liability and property insurance covering the Facility Location, with limits of not less than one million dollars per occurrence and three million dollars in the aggregate for any policy year.
5.2
    Professional Liability Insurance. Provider shall procure and maintain a policy of professional liability insurance insuring Provider, and naming Manager as an insured if reasonably available, or an additional insured, with limits of not less than one million dollars per occurrence and three million dollars in the aggregate for any policy year. Such policies and carriers, and any changes thereto, shall be subject to the prior approval of Manager.
5.3
    Tail Coverage. If any policy of insurance required by this Agreement is a “claims made” policy, then upon termination of such policy for any reason whatsoever, Manager shall, at the sole cost and expense of the party required to pay for such policy, procure and maintain full tail coverage, providing the same coverage as the terminated policy.
5.4
    Copies of Insurance Policies. Upon request, each party agrees to promptly provide to the other party copies of all the policies of insurance that it procures hereunder, and to promptly notify the other party of the termination, material modification or renewal of any such policy.

6.	TERM AND TERMINATION
6.1
    Term. The term of this Agreement shall commence on the Effective Date, and shall continue for the initial term of the Lease, unless terminated earlier pursuant to the provisions of this Section 6. Notwithstanding anything herein to the contrary, this Agreement shall terminate upon termination of the Lease for any reason.
6.2
    Termination.
6.2.1
    In the event of a material breach of any of the terms of this Agreement, the non-breaching party shall give written notice of the breach to the breaching party, and such notice shall contain a specific statement of the breach. The breaching party shall have thirty (30) days from the receipt of such notice to correct the breach. If such breach is not so corrected, then the non-breaching party may terminate this Agreement by a second written notice, effective ten (10) days from the receipt of such second notice.
6.2.2
    Either party may terminate this Agreement immediately or at any time within ninety (90) days thereafter upon notice if any of the following occurs: (a) the other party applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of its creditors, files a petition or answer seeking reorganization or arrangement with its creditors, admits in writing its inability to pay its debts when due, or (b) the other party suffers any order, judgment or decree to be entered by any court of competent jurisdiction, adjudicating such party bankrupt or approving a petition seeking its reorganization or the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree continues in effect for sixty (60) days after its entry.
6.2.3
    Either party may terminate this Agreement in accordance with Section 11.7, below.

7.	RECORDS
7.1
    Access to Information. Each party shall, at all reasonable times during the term of this Agreement and thereafter, permit the other party to have reasonable access to its documents, books and records relating to this Agreement. Each party shall comply with applicable federal and state laws and regulations protecting patient confidentiality.
7.2
    Ownership of Records. All business records and information relating exclusively to the business and activities of either party shall be the property of that party, irrespective of identity of the party responsible for producing or maintaining such records and information. Without limiting the foregoing, all records maintained by Manager solely relating to the business and clinical research medical practice of Provider, including corporate, personnel and financial records, and all patient medical records, shall be the sole property of Provider.
7.3
    Confidentiality of Records. Manager and Provider shall adopt procedures to ensure the confidentiality of the records relating to the operations of Manager and the Provider.
7.4
    Maintenance of Records. Except as otherwise provided in this Agreement, and notwithstanding the termination of this Agreement, the parties shall safeguard all medical records maintained by them pursuant to this Agreement for a period of not less than three (3) years from the date of the last activity recorded in such records and, if the patient is a minor, at least three (3) years after the patient attains the age of 19 years. Prior to destruction of any such records, each party shall give the other party notice of such destruction and, if the other party so elects and the law so permits, shall deliver such records to the other party in lieu of destroying them.

8.	PROVIDER NAME
The parties acknowledge that the name “Innovation Research Center,” and all derivations thereof, the phone numbers to be used by Provider in association with such name, are owned by Manager and that Manager hereby grants a non-exclusive license to Provider to use such name and phone numbers in connection with Provider’s use of the Facility Location. Such license is revocable upon notice by Manager, in which event the Provider agrees that it shall cease and discontinue use of such name and phone number, and shall amend its articles of incorporation, all other business records and all public records to eliminate the use of them. In its capacity as licensor, Manager shall have the right to monitor the quality of services provided by Provider using such names and phone numbers, to assure that such services meet professionally accepted medical quality standards.

9.	USE OF PREMISES AND EQUIPMENT
Provider shall not use the Facility Location or any portion of the Premises, equipment, supplies or services provided by Manager pursuant to this Agreement for any purpose other than the provision of Services as contemplated by this Agreement, and purposes incidental thereto. Provider acknowledges that the Premises are in good and sanitary order, condition and repair, and subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of such Premises and all covenants, conditions and restrictions of record. Provider acknowledges that the Equipment is in good condition and repair as of the Effective Date of this Agreement, and Provider accepts the Equipment in its present condition.

10.	DISPUTE RESOLUTION
If any dispute, controversy or claim arises out of or relates to this Agreement, or the breach, termination or validity thereof, then the parties agree first to try in good faith to settle the dispute by mediation. If the parties are unsuccessful in their attempt to mediate the dispute, then such dispute will be settled by arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association. Arbitration shall take place in County in California in which the Premises are located. The parties shall have full rights of discovery in any such arbitration, as set forth in the California Code of Civil Procedure, including Section 1283.05 thereof. The parties further expressly agree that if a dispute arises regarding the applicability of arbitration under this clause, then the issue of whether this dispute is subject to arbitration will also be decided by arbitration in accordance with the Commercial Arbitration Rules of The American Arbitration Association, in Los Angeles, California. The prevailing party in any arbitration arising out of this Agreement shall be entitled to recover reasonable attorney’s fees and costs. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The prevailing party shall be entitled to recovery of reasonable attorney’s fees and costs in any court proceeding relating to this Agreement or the enforcement or collection of any award or judgment rendered under this Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and reasonable attorney’s fees.

11.	GENERAL PROVISIONS
11.1
    Delegation and Assignment. Except as expressly provided herein, no party shall delegate its duties or assign its rights hereunder in whole or in part, without the prior written consent of the other.
11.2
    Notices. All notices required to be given hereunder shall be in writing and shall be deemed given if delivered in person, or deposited with a nationally recognized overnight courier or in United States first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed to the parties as set forth opposite their respective names below:
Manager:    ZELTIQ Aesthetics, Inc.
4410 Rosewood Drive
Pleasanton, CA 94588
Provider:    Innovation Research Center
4410 Rosewood Drive
Pleasanton, CA 94588
Notice shall be deemed given if personally served on the date it is personally delivered, or if mailed, the date it is deposited in the mail, as indicated by the United States postmark thereon, in accordance with the foregoing or the day following deposit with a nationally recognized overnight courier. Any party may change the address at which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.
11.3
    Further Assurances. Each of the parties hereto shall execute and deliver all documents, papers and instruments necessary or convenient to carry out the terms of this Agreement.
11.4
    Governing Law. This Agreement and all rights, duties and obligations hereunder shall be construed and interpreted in accordance with the laws of the State of California.
11.5
    Entire Agreement. This Agreement supersedes all prior oral and written understandings and agreements between the parties hereto regarding the subject matter hereof; (b) this document, together with its Schedules and Exhibits, and all other documents expressly referred to herein, constitutes the entire agreement between the parties regarding the services to be provided by the parties hereto; and (c) no representations, promises, conditions or warranties with reference to the execution of this document have been made or entered into between the parties hereto.
11.6
    Waiver of Provisions. Any waiver of any term and condition hereof must be in writing and signed by the party giving the waiver. A waiver of any of the terms and conditions hereof shall not be construed as a waiver of any other terms and conditions hereof.
11.7
    Jeopardy; Severability. Notwithstanding anything to the contrary in this Agreement, if any term, covenant, condition or provision of this Agreement should be deemed to violate any future statute, regulation or ordinance, or be otherwise deemed illegal (collectively, “Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to renegotiate this Agreement to remove or negate the effect of the Jeopardy Event. If the parties are unable to renegotiate this Agreement as specified above, such illegal, unenforceable or invalid provisions or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement, except as hereafter provided. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section, then this stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in economic effect to the stricken provision as is legally possible. However, if either party reasonably and in good faith determines that the finding of illegality or unenforceability adversely affects the material consideration for its performance under this Agreement, then such party may, at its option, by giving written notice to the other, terminate this Agreement.
11.8
    Attorneys’ Fees. In the event of any suit or arbitration under this Agreement, there shall be allowed to the prevailing party, to be included in any judgment recovered, reasonable attorney’s fees to be fixed by the court or arbitration.
11.9
    Licenses, Permits and Certificates. Manager and Provider shall each obtain and maintain in effect, during the term of this Agreement, all licenses, permits and certificates required by law which are applicable to their respective performance pursuant to this Agreement.
11.10
    Time is of the Essence. Time is of the essence of this Agreement.
11.11
    Captions. Any captions to or headings of the articles, sections, subsections, paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties, are not a part of this Agreement, and shall not be used for the interpretation or determination of validity of this Agreement or any provision hereof.
11.12
    Exhibits. All Exhibits referred to herein are incorporated into this Agreement and made apart hereof. In the event any provision of this Agreement conflicts with any Exhibit to this Agreement, the Exhibit shall control with respect to the subject matter of such Exhibit.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day(s) and year set forth below to be effective as of the Effective Date.

MANAGER ZELTIQ AESTHETICS, INC By: Dated:	PROVIDER INNOVATION RESEARCH CENTER By: Eric Bachelor, M.D. Dated:

OFFICE LEASE

4410 ROSEWOOD DRIVE, PLEASANTON, CALIFORNIA

SFI PLEASANTON, LLC,
a Delaware limited liability company,
as Landlord,
and
ZELTIQ AESTHETICS, INC.,
a Delaware corporation
as Tenant.

SECTION 1	PREMISES, BUILDING, PROJECT, AND COMMON AREAS 4

SECTION 2	LEASE TERM 5

SECTION 3	BASE RENT 5

SECTION 4	ADDITIONAL RENT 5

SECTION 5	USE OF PREMISES 11

SECTION 6	SERVICES AND UTILITIES 11

SECTION 7	REPAIRS 13

SECTION 8	ADDITIONS AND ALTERATIONS 13

SECTION 9	COVENANT AGAINST LIENS 15

SECTION 10	INSURANCE 15

SECTION 11	DAMAGE AND DESTRUCTION 17

SECTION 12	NONWAIVER 18

SECTION 13	CONDEMNATION 18

SECTION 14	ASSIGNMENT AND SUBLETTING 19

SECTION 15	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES 22

SECTION 16	HOLDING OVER 23

SECTION 17	ESTOPPEL CERTIFICATES 23

SECTION 18	SUBORDINATION 23

SECTION 19	DEFAULTS; REMEDIES 24

SECTION 20	COVENANT OF QUIET ENJOYMENT 26

SECTION 21	SECURITY DEPOSIT 26

SECTION 22	SUBSTITUTION OF OTHER PREMISES 26

SECTION 23	SIGNS 27

SECTION 24	COMPLIANCE WITH LAW 27

SECTION 25	LATE CHARGES 27

SECTION 26	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT 28

SECTION 27	ENTRY BY LANDLORD 28

SECTION 28	TENANT PARKING 29

SECTION 29	MISCELLANEOUS PROVISIONS 29

EXHIBITS

A    OUTLINE OF PREMISES
A-1    LEGAL DESCRIPTION
B    TENANT WORK LETTER
C    FORM OF NOTICE OF LEASE TERM DATES
D    RULES AND REGULATIONS
E    FORM OF TENANT'S ESTOPPEL CERTIFICATE
F    INNOVATION RESEARCH AGREEMENT

Abatement Event    18
Accountant    16
Additional Notice    18
Alterations    19
Applicable Laws    37
Audit Period    16
Award    8
Base Rent    9
Base Year    10
Brokers    42
Building    5
Building Common Areas    5
Building Hours    17
Common Areas    5
Comparable Buildings    7
Contemplated Effective Date    27
Contemplated Transfer Space    27
control    34
Cost Pools    14
Direct Expenses    10
Estimate    15
Estimate Statement    15
Estimated Excess    15
Excess    14
Expense Year    10
First Refusal Exercise Notice    6
First Refusal Notice    6
First Refusal Space    6
Force Majeure    41
Foreclosure Owner    34
Holidays    17
HVAC    17
Identification Requirements    43
Initial Notice    18
Intention to Transfer Notice    27
Interest Notice    7
Landlord    1
Landlord Affiliate    34
Landlord Parties    21
Landlord Repair Notice    23
Lease    1
Lease Commencement Date    7
Lease Expiration Date    7
Lease Term    7
Lease Year    7
Lines    43
Mail    41
Managing Member Interest    34
Net Worth    28
Neutral Arbitrator    8
Notices    41
Operating Expenses    10, 13
Other Improvements    43
Outside Agreement Date    8
Permitted Transferee Assignee.    28
Premises    5
Project    5
Property Inspections    33
Related Entity    34
Renovations    43
Rent Abatement    9
Right of First Offer to Purchase    33
Security Deposit    32
Statement    14
Subject Space    25
Summary    1
Tax Expenses    13
Tenant    1
Tenant's Share    14
Tenant's Subleasing Costs    26
Transfer Notice    25
Transferee    25
Twelve Month Period    27

755301.04/WLA 373996-00003/8-8-16	4410 ROSEWOOD DRIVE [Zeltiq Aesthetics, Inc.]